[Exhibit 23.3]


                       Consent of Director


November 1, 2002



Gentlemen:

I hereby consent to the use of my name in the registration of the securities of Link Plus Corp. (Tax ID. # 52-1018174).

Sincerely,



/s/Robert L. Jones, Jr.
4933 Snowy Reach
Columbia, MD  21043